Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 27, 2020, relating to the consolidated financial statements and financial statement schedule of NiSource Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of NiSource Inc. for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Columbus, Ohio

August 25, 2020